Exhibit h.24

Amendment No. 5 to

Transfer Agency and Services Agreement

This Amendment No. 5 to Transfer Agency and Services Agreement (this “Amendment”) is effective January 1, 2018 (the “Effective Date”), between Heartland Group, Inc., a Maryland corporation (the “Fund”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund and ALPS are parties to a Transfer Agency and Services Agreement dated August 13, 2008, as subsequently amended (the “Transfer Agency Agreement”), whereby the Fund has engaged ALPS to provide certain transfer agency and dividend disbursement services to the series (each a “Portfolio” and collectively, the “Portfolios”) of the Fund;

WHEREAS, ALPS and the Fund wish to hereby modify the renewal term of the Transfer Agency Agreement and certain fees set forth therein.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the Fund and ALPS agree as follows as of the Effective Date:

1.	Renewal Term. Notwithstanding Section 17(b) of the Transfer Agency Agreement, the parties agree to renew the Transfer Agency Agreement under the terms set forth in this Amendment for a period that ends three (3) years after the Effective Date (the “New Renewal Term”).

2.	Compensation. Certain account fees set forth in Appendix C (Compensation) of the Transfer Agency Agreement are replaced in their entirety with the account fees noted in the revised Appendix C (Compensation) attached hereto for the duration of the New Renewal Term.

3.	Entire Agreement. All terms, conditions, representations and warranties contained in the Transfer Agency Agreement are incorporated herein by reference and both the Fund and ALPS hereby agree that unless specified elsewhere in this Amendment, all terms, conditions, representations and warranties contained in this Amendment and in the Transfer Agency Agreement constitute the entire understanding between the parties hereto, and supersede any prior understanding or agreements between the parties related to the services contemplated in the Transfer Agency Agreement.

4.	Choice of Law. This Amendment shall be governed by, and construed and enforced in accordance with the laws of the State of Colorado, without giving effect to the choice of law provisions thereof.

5.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.	Defined Terms. All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Transfer Agency Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first set forth above.

HEARTLAND GROUP, INC.	ALPS FUND SERVICES, INC.
/s/ Nicole J. Best	/s/ Jeremy O. May
Name: Nicole J. Best	Name: Jeremy O. May
Title: VP, Treasurer & PAO	Title: President

APPENDIX C

COMPENSATION